Exhibit 24(c)



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement S-4 of Crestar Financial Corporation and in the related Prospectus and to the incorporation by reference therein of our report dated September 9, 1992, with respect to the consolidated statements of operations, stockholders' equity, and cash flows of TideMark Bancorp, Inc. as of June 30, 1992 and for the year then ended included in its Annual Report for the year ended June 30, 1994, filed with the Securities and Exchange Commission.



                                           ERNST & YOUNG LLP
Virginia Beach, Virginia
November 30, 1994